Exhibit 10(xxiii)


September 15, 1995

Mr. Edgar M. Roach, Jr.
Vice President-Regulation and General Counsel

Dear Ed,

In order to preserve the stability and continuity of the senior management personnel of the Company, the Special Committee of the Board of Directors of Virginia Electric and Power Company, in June 1994, approved a resolution intended to promote your continuing employment relationship with the Company. This was formalized through my letter of June 23, 1994 to you.

Since that time, a variety of events have happened. The Company believes it is appropriate to modify the terms of the June 23, 1994 letter to provide additional assurance of financial security so that you will not be distracted by personal risks and will devote your best efforts to contribute to the future growth and success of the Company. Upon my recommendation, the Organization and Compensation Committee of the Board of Directors and the Board of Directors of Virginia Electric and Power Company have approved the provisions of this present letter. Upon your agreement, the terms of this letter will completely replace the terms of the June 23, 1994 agreement which will lapse.

Section 1 provides you with the salary, short-term incentive and long-term incentive protection which was provided in the June 23, 1994 agreement.

1. If at any time prior to June 21, 1997, your employment as an officer of the Company should be terminated for any reason other than cause (i.e. in the absence of a good faith determination by the President of Company or the Board of Directors that such cause exists), then the Company will pay to you the amount (as detailed in a, b and c below) that you would have otherwise received, as if you had remained employed until that date. You will also be considered to have been terminated without cause if your base salary is reduced, or if you are not considered for incentive awards comparable to similar executives, or if you are not provided benefits similar to those of similar executives, or if the company diminishes your executive status, working conditions or management responsibilities, or if the company relocates your place of employment more than 30 miles from Richmond, Virginia, and you resign within 60 days of the Company's action. "Termination without cause" does not include voluntary retirement or voluntary resignation.

      If you are terminated for any reason other that for cause, prior to June 21, 1997, the company will pay you the following:

      a. The base salary which you would have earned from the date of termination until June 21, 1997. This number will be computed by dividing the annual base salary at time of termination by 12 and multiplying by the number of whole or partial months between the date of termination and June 21, 1997. The base salary used in this calculation shall not be less than your highest base

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salary on or after September 1, 1995.

Edgar M. Roach, Jr.

      b. Potential annual incentive award from date of termination until June 21, 1997. This number will be computed by dividing the Success Sharing target award in effect for you at time of termination by 12 and multiplying by the number of whole or partial months between the end of the most recently completed plan year and June 21, 1997. Payment of this amount shall cancel your rights to any other Success Sharing payments for the same time period. The target used in this calculation shall not be less than the highest target award in effect for you on or after September 1, 1995.

      c. Potential long-term incentive award until June 21, 1997. The total number of hypothetical shares (at 100%) goal accomplishment) of Dominion Resources, Inc. stock granted in all cycles of the Performance Achievement Plan which were active on the date of termination will be multiplied by the closing price of the stock on the day of termination. This amount will be paid to you in dollars. Payment of this amount will cancel your rights to any additional payments in cash or stock from these active cycles.

      Dual payment limitation: If events occur in such a manner that you are entitled to the same or similar benefits under this agreement and your March 8, 1994 "Employment Continuity Agreement" with the company, you may choose which version of the benefit to receive, i.e. the benefit as provided by this agreement or the benefit as provided by the "Employment Continuity Agreement," but will not receive payments for that benefit from both agreements.

2. If you continue as an employee of the Company until June 21, 1997, you shall be entitled to receive one year's base salary on the date you retire or leave the Company for any reason after June 21, 1997. This special severance benefit is in addition to and does not diminish any other rights you may have based on other agreements or benefit plans. This benefit is reduced to six months' salary if you choose the benefit provided by 3 following.

3. If you serve as an officer until June 2, 1998, you will be eligible, at retirement, for 5 additional years of credited age and 5 additional years of credited service to be added for pension and other retirement benefits, such as the Executive Supplemental Retirement Plan, the Retirement Benefit Funding Plan, medical coverage and life insurance. Any minimum age requirement shall be waived. Choosing this benefit will reduce the benefit in 2 above as noted. You will also be eligible for this benefit if you are terminated without cause prior to June 2, 1998.

4. If your termination is due to death or disability, you, your estate or your beneficiary will receive benefits 1, if death or disability is prior to June 21, 1997, or benefit 2 and/or 3 above, if death or disability is after that date.

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                                       3


Section 5 reduces the threshold age for earning additional years of service to 50.

5. As part of the arrangements for your employment with Virginia Power, the company promised to provide you with 20 years of total credited service (for retirement benefits) when you reach age 55, and 30 years of total credit service when you reach age 60. On your 50th birthday (June 2, 1998), you will be credited with total credited service of 15 years. This will increase on a year by year basis until your 59th birthday when you will have 24 years of total credited service. This will become 30 years of credited service on your 60th birthday. Thirty years is the maximum allowed under our plan. Any additional credited years of service which might be provided to you under section 3 above will be added to the years discussed in the current section. Additional credited years of age provided to you under section 3 above do not count toward your eligibility for additional credited years of service.

6. The Company will pay all reasonable fees and expenses which you incur to enforce this Agreement and that result from a breach of the Agreement by the Company. The Company will also indemnify you for any excise tax you incur if any portion of the benefits provided by this letter is considered to be an "excess parachute payment" under the Internal Revenue Code. In either case, the indemnification will be structured to be tax neutral to you.

Please acknowledge your agreement by signing a copy of this letter and returning it to me. I will then make this document a part of your permanent file.

If you have any questions, please let me know.

                                        Approved:


/s/ JAMES T. RHODES                     /s/ WILLIAM G. THOMAS
-------------------                     ---------------------
James T. Rhodes                         William G. Thomas
President and                           Chairman
Chief Executive Officer                 Organization and Compensation
                                        Committee

Attachment

Agreed and Acknowledged:

/s/ EDGAR M. ROACH, JR.
-----------------------
Edgar M. Roach, Jr.

Date:  September 15, 1995
     --------------------

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                                  [LETTERHEAD]

                                                       Post Office Box 26666
                                                       Richmond, Virginia 23261


September 15, 1995
                                                        [LOGO]
Mr. Edgar M. Roach, Jr.
Vice President-Regulation and General Counsel

The sentence, "Any minimum age requirement shall be waived." appears in the section numbered 3 in the September 15, 1995 agreement signed by Dr. Rhodes, Mr. Thomas and you. The purpose of this letter is to assure you that this sentences refers to all retirement programs which impose a minimum age requirement. This includes the Executive Supplement Retirement Plan and the Retirement Benefit Funding Plan.

A copy of this letter has been attached to the September 15, 1995 agreement in your personnel file.

Please contact me if you have any questions.

Sincerely,


/s/ LARRY M. GIRVIN
-------------------
Larry M. Girvin
Vice President-Human Resources


cc: Personnel File

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